EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings for the First Quarter of 2014 of $1.6 Million, Up From $1.5 Million the Prior Year, and Declares a Dividend of $.07

MCLEAN, Va., April 24, 2014 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended March 31, 2014 was $1.6 million compared to $1.5 million during the quarter ended March 31, 2013.

The Board of Directors declared a dividend of $.07 per share payable May 23, 2014 to shareholders of record on May 12, 2014. This is our tenth consecutive quarterly dividend.

Strategic Transactions

During the quarter just ended we announced two important strategic transactions which have not yet closed. The first was the acquisition of the Prince Georges Federal Savings Bank (PGFSB), an 83 year old institution headquartered in Upper Marlboro, Maryland. We expect the PGFSB transaction to close July 31, 2014.

The second transaction is Sonabank's purchase of 44% of the common stock of Southern Trust Mortgage LLC (STM) from the Middleburg Bank. The CEO of STM, Jerry Flowers, and EVB will be purchasing the remainder of the stock held by Middleburg Bank. Upon consummation of the transaction, STM management will own 51.1%, Sonabank 44% and EVB 4.9%. We hope to close this transaction in the second quarter.

Net Interest Income

During the first quarter net interest income before the provision for loan losses was $7.6 million, down slightly from $7.8 million during the first quarter of 2013. Average loans during the first quarter of 2014 were $544.1 million compared to $514.0 million during the same period last year. The net interest margin was 4.72% in the first quarter of 2014, down from 4.94% in the first quarter of 2013. The loan discount accretion on the Greater Atlantic Bank (GAB) portfolio contributed $412 thousand to net interest income during the first quarter of 2014, compared to $447 thousand during the first quarter of 2013. The loan discount accretion on the HarVest Bank portfolio contributed $378 thousand during the first quarter of 2014, compared to $369 thousand during the same period last year. Before taking the discount accretion related to the GAB and HarVest acquisitions into account, the net interest margin was still strong at 4.29% in the first quarter of 2014 compared to 4.43% in the first quarter of 2013, despite the margin compression we experienced over the past year.

Noninterest income

Noninterest income was $541 thousand during the first quarter of 2014, compared to $536 thousand during the same quarter of 2013. During the first quarter of 2014, we sold part of our investment in CapitalSouth Partners Fund III, a Small Business Investment Company, for a gain of $202 thousand. We had a gain on the sale of available for sale FHLMC preferred stock in the amount of $142 thousand during the quarter ended March 31, 2013.

Noninterest Expense

Noninterest expense was $4.5 million for the first quarter of 2014 compared to $5.0 million for the first quarter of 2013. During the first quarter of 2014, we sold two properties in Other Real Estate Owned (OREO) resulting in gains of $637 thousand. We also sold two other OREO properties resulting in losses of $218 thousand, and the net gain for the quarter ended March 31, 2014 was $419 thousand. This compared to a loss on OREO of $56 thousand for the first quarter of 2013.

The efficiency ratio was 62.18% during the quarter ended March 31, 2014 compared to 59.94% during the first quarter of 2013. It continues to be a challenge to support the additional risk management costs mandated by the regulators.

Loan Portfolio

The composition of our loan portfolio consisted of the following at March 31, 2014 and December 31, 2013:

	Covered Loans (1)	Non-covered Loans	Total Loans	Covered Loans(1)	Non-covered Loans	Total Loans
	March 31, 2014			December 31, 2013
Loans secured by real estate:
Commercial real estate - owner-occupied	$ 1,552	$ 105,121	$ 106,673	$ 1,603	$ 106,225	$ 107,828
Commercial real estate - non-owner-occupied	5,769	148,962	154,731	5,829	150,008	155,837
Secured by farmland	--	504	504	100	508	608
Construction and land loans	--	39,872	39,872	1	39,068	39,069
Residential 1-4 family	16,589	61,222	77,811	16,631	66,482	83,113
Multi- family residential	580	21,414	21,994	585	21,496	22,081
Home equity lines of credit	24,866	7,526	32,392	25,769	6,431	32,200
Total real estate loans	49,356	384,621	433,977	50,518	390,218	440,736

Commercial loans	898	104,258	105,156	1,097	104,284	105,381
Consumer loans	77	1,249	1,326	81	1,308	1,389
Gross loans	50,331	490,128	540,459	51,696	495,810	547,506

Less deferred fees on loans	4	(1,414)	(1,410)	5	(1,453)	(1,448)
Loans, net of deferred fees	$ 50,335	$ 488,714	$ 539,049	$ 51,701	$ 494,357	$ 546,058

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.

After the strong loan closings in the fourth quarter of 2013, the momentum diminished somewhat in the first quarter of 2014, although going forward the pipeline remains strong. Margin pressure continues but is not as brutal as a year ago.

Total loans outstanding declined from $546.0 million at 12/31/13 to $539.0 million at the end of the quarter. The decline was largely attributable to prepayments on three residential mortgages aggregating $2.8 million and a foreclosure on a $2.4 million residence.

Loan Loss Provision/Asset Quality

Non-covered nonperforming assets continued to decline. From $20.8 million at December 31, 2012, nonperforming assets declined to $17.4 million at December 31, 2013 and further declined to $15.9 million as of March 31, 2014. Nonperforming assets excluding SBA guaranteed loans to total non-covered assets were 2.05% at March 31, 2014, down from 2.35% at year end.

Non-covered nonaccrual loans were $3.8 million (including $2.4 million of loans fully covered by SBA guarantees) at March 31, 2014 compared to $7.8 million (including $1.9 million of loans fully covered by SBA guarantees) at the end of last year. The decline is largely attributable to two loans which we foreclosed on and transferred to OREO.

Non-covered OREO as of March 31, 2014 was $12.1 million compared to $9.6 million as of the end of 2013. During the first quarter of 2014 we disposed of two non-covered properties in the aggregate amount of $1.9 million. In addition, OREO increased by an aggregate of $4.4 million as a result of the aforementioned foreclosures.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans at March 31, 2014 was 1.49%, compared to 1.42% at the end of 2013. Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $88.2 million at March 31, 2014 and $84.4 million at December 31, 2013. The increase was primarily due to the purchase of $5.0 million in a callable agency security net of repayments in the first quarter of 2014.

Securities in our investment portfolio are as follows:

  residential government-sponsored mortgage-backed securities in the amount of $24.7 million and residential government-sponsored collateralized mortgage obligations totaling $4.1 million callable agency securities in the amount of $35.0 million

  municipal bonds in the amount of $16.5 million with a taxable equivalent yield of 3.11% and ratings ranging from Aaa to A1 (Moody's) and AAA to AA- (Standard & Poor's)

  trust preferred securities in the amount of $7.3 million, $5.7 million of which is Alesco VII A1B which is rated A3 (Moody's) and BBB (Fitch)

  SARM 2005-22 1A2 in the amount of $645 thousand, a residential collateralized mortgage obligation that is not government-sponsored

Deposits

Total deposits were $556.3 million at March 31, 2014 compared to $540.4 million at December 31, 2013. Certificates of deposit increased $18.4 million during the first quarter. Noninterest-bearing deposits were $47.0 million at March 31, 2014 and $44.6 million at December 31, 2013.

Stockholders' Equity

Total stockholders' equity increased from $106.6 million at December 31, 2013 to $107.6 million at March 31, 2014 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 18.80% and 18.64% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of March 31, 2014.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $713.2 million at March 31, 2014. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and five branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick and Bethesda.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$ 19,382	$ 20,856
Investment securities-available for sale	2,135	1,993
Investment securities-held to maturity	86,106	82,443
Stock in Federal Reserve Bank and Federal Home Loan Bank	4,793	5,915
Loans receivable, net of unearned income	539,049	546,058
Allowance for loan losses	(7,356)	(7,090)
Net loans	531,693	538,968
Intangible assets	9,928	9,973
Bank premises and equipment, net	6,260	6,324
Bank-owned life insurance	20,514	18,374
FDIC indemnification asset	5,066	5,804
Other assets	27,351	25,535
Total assets	$ 713,228	$ 716,185

Liabilities and stockholders' equity
Demand deposits	$ 69,432	$ 68,940
Money market accounts	127,445	130,855
Savings accounts	17,410	16,999
Time deposits	342,004	323,565
Securities sold under agreements to repurchase and other short-term borrowings	19,727	39,795
Federal Home Loan Bank advances	25,000	25,000
Other liabilities	4,563	4,417
Total liabilities	605,581	609,571
Stockholders' equity	107,647	106,614
Total liabilities and stockholders' equity	$ 713,228	$ 716,185

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended
	March 31,
	2014	2013

Interest and dividend income	$ 8,641	$ 9,023
Interest expense	1,054	1,253
Net interest income	7,587	7,770
Provision for loan losses	1,175	1,093
Net interest income after provision for loan losses	6,412	6,677
Account maintenance and deposit service fees	178	193
Income from bank-owned life insurance	140	149
Gain on other assets	202	--
Gain on sale of available for sale securities	--	142
Net impairment losses recognized in earnings	(16)	(3)
Other	37	55
Noninterest income	541	536
Employee compensation and benefits	2,389	2,246
Occupancy expenses	959	916
FDIC assessments	125	234
Change in FDIC indemnification asset	124	130
Net (gain) loss on other real estate owned	(419)	56
Other expenses	1,341	1,369
Noninterest expense	4,519	4,951
Income before income taxes	2,434	2,262
Income tax expense	792	736
Net income	$ 1,642	$ 1,526

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended
	March 31,
	2014	2013

Per Share Data:
Earnings per share - Basic	$ 0.14	$ 0.13
Earnings per share - Diluted	$ 0.14	$ 0.13
Book value per share	$ 9.28	$ 8.99
Tangible book value per share	$ 8.43	$ 8.10
Weighted average shares outstanding - Basic	11,591,281	11,590,212
Weighted average shares outstanding - Diluted	11,657,357	11,616,194
Shares outstanding at end of period	11,594,912	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.93%	0.88%
Return on average equity	6.21%	5.96%
Yield on earning assets	5.37%	5.74%
Yield on earning assets excluding discount accretion on loans acquired in GAB and HarVest acquistions	4.94%	5.22%
Cost of funds	0.77%	0.93%
Cost of funds including non-interest bearing deposits	0.71%	0.86%
Net interest margin	4.72%	4.94%
Net interest margin excluding discount accretion on loans acquired in GAB and HarVest acquistions	4.29%	4.43%
Efficiency ratio (1)	62.18%	59.94%
Net charge-offs (recoveries) to average loans	0.17%	0.18%
Amortization of intangibles	$ 45	$ 123

	As of
	March 31,	December 31,
	2014	2013

Stockholders' equity to total assets	15.09%	14.89%
Tier 1 risk-based captial ratio	18.80%	18.56%
Intangible assets:
Goodwill	$ 9,160	$ 9,160
Core deposit intangible	768	813
Total	$ 9,928	$ 9,973

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)	$ 3,828	$ 7,814
Loans past due 90 days and accruing interest	--	--
Other real estate owned	12,099	9,579
Total nonperforming assets	$ 15,927	$ 17,393
Allowance for loan losses to total non-covered loans	1.49%	1.42%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets	2.05%	2.35%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.4 million and $1.9 million at March 31, 2014 and December 31, 2013, respectively.

CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp, NASDAQ Symbol SONA
         Website: www.sonabank.com